                                                                     EXHIBIT 2.4

                             SHAREHOLDERS AGREEMENT

          THIS SHAREHOLDERS AGREEMENT is dated as of August 22, 1996 (this "Agreement"), by and among Avant! Corporation, a Delaware corporation (the "Parent"), Meta-Software, Inc., a California corporation (the "Company"), Natasha Merger Corporation, a California corporation and wholly owned subsidiary of the Parent (the "Purchaser"), and the shareholders listed on the signature pages hereto (the "Majority Shareholders").

                                    RECITALS
                                    --------

     A. Concurrently with the execution of this Agreement, the Parent, the Company and the Purchaser have entered into an Agreement and Plan of Reorganization (as such agreement, including the schedules and exhibits attached thereto, may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which the Purchaser will be merged with and into the Company (the "Merger").

     B. As an inducement and a condition to entering into the Merger Agreement, the Parent and the Purchaser have required that the Company and the Majority Shareholders agree, and the Company and the Majority Shareholders have agreed, to enter into this Agreement.

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the parties hereto agree as follows:

     1.   Certain Definitions.  Capitalized terms used and not defined herein
          -------------------
have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

          "Beneficially Own" or "Beneficial Ownership" with respect to any
           ------------------------------------------
securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act.

          "Expiration Date" shall mean the earlier to occur of (i) the Effective
           ---------------
Date or (ii) the termination of the Merger Agreement.

          "Person" shall mean an individual, corporation, partnership, limited
           ------
liability company, joint venture, association, trust, unincorporated organization or other entity.

          "Representative" shall mean, with respect to any Person, any
           --------------
affiliate, officer, director, employee, partner, investment banker, attorney, accountants or other agents or representative of such Person.

     2.   Representations, Warranties, Covenants and Agreements of Each Majority
          ----------------------------------------------------------------------
Shareholder.  Each Majority Shareholder hereby represents and warrants to, and
- -----------
covenants and agrees with, the Company, the Parent and the Purchaser, as follows:

          2.1  Ownership of Shares.  Such Majority Shareholder is the record and
               -------------------
Beneficial Owner of the shares of Natasha set forth beneath such Majority Shareholder's signature on the signature pages hereto (the "Shares").

          2.2  Authorization.  This Agreement has been duly and validly executed
               -------------
and delivered by such Majority Shareholder and constitutes a valid and binding agreement enforceable against such Majority Shareholder in accordance with its terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          2.3  No Consent or Violation.  Neither the execution, delivery and
               -----------------------
compliance of this Agreement by such Majority Shareholder nor the consummation of the Merger and the other transactions contemplated by the Merger Agreement (the "Transactions") by such Majority Shareholder will (a) violate or conflict with any provision or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which such Majority Shareholder is a party or by which such Majority Shareholder or such Majority Shareholder's Shares are bound,
(b) violate any regulation or court order, or (c) impose any encumbrance on such Shares for such violations, defaults, terminations, or accelerations which, individually or in the aggregate could not reasonably be expected to affect the enforceability or validity of this Agreement or the consummation of the Transactions.

          2.4  No Finder's Fees.  No broker, investment banker, financial
               ----------------
advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transaction contemplated hereby based upon arrangements made by or on behalf of such Majority Shareholder.

          2.5  Voting of Company Stock.  Such Majority Shareholder hereby
               -----------------------
agrees that during the period commencing on the date hereof and continuing until the Expiration Date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of Natasha (the "Shareholders"), however called, or in connection with any written consent of the Shareholders, that such Majority Shareholder agrees to vote (or cause to be voted) his Shares (i) in favor of the Transactions, the execution and delivery by the Company of the documents evidencing the Transactions (the "Transaction Documents") and the approval and adoption of the terms thereof and each of the other actions contemplated by the Transaction Documents and any action required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Transaction Documents; and (iii) except as otherwise agreed to in writing in advance by the Parent, against the following actions (other than in furtherance of the Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (B) any sale, lease or transfer of a material amount of assets of the Company, or a reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company; or (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company including any proposal to sell a substantial equity interest in the Company; (3) any amendment of the Company's Articles of Incorporation or Bylaws;
(4) any other change in the Company's corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (C) (1), (2), (3) or (4), is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or materially adversely affect the Transactions. Such Majority Shareholder agrees not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained herein.

          2.6  Disclosure.  Such Majority Shareholder hereby agrees to permit
               ----------
the Parent and the Purchaser to publish and disclose in the Registration Statement and Proxy Statement its identity and ownership of Shares and the nature of his commitments, arrangements and understandings under this Agreement.

          2.7  No Solicitation.  Such Majority Shareholder, other than in his
               ---------------
capacity as a director or officer of the Company, agrees not to, and agrees not to cause its Representatives to, directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of the Company, or (ii) in the event of an unsolicited Takeover Proposal for the Company or any affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than the Parent, or any of its officers, directors, principals, attorneys, agents, employees or other representatives, collectively "Representatives") relating to any Takeover Proposal. Such Majority Shareholder agrees to notify the Parent and the Purchaser orally and in writing of any such offers, proposals, or inquiries relating to the purchase or acquisition by any Person of the Shares (including, without limitation, the terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof. Such Majority Shareholder agrees to, and agrees to cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any patties conducted heretofore with respect to any Takeover Proposal relating to such Majoriy Shareholder, other than discussions or negotiations with the Parent and its affiliates.

          2.8  Restriction on Transfer, Proxies, Conversion and
               -------------------------------------------------
Non-Interference. Except as applicable in connection with the Transactions,
- ----------------
such Majority Shareholder agrees not
to directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares of such Majority Shareholder governed by this Agreement or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit such Shares into a voting trust or enter into a voting agreement with respect to such Shares; or
(iii) take any action that would make any representation or warranty of the Company contained herein untrue or incorrect in any material respect or would result in a material breach by the Company of its obligations under the Transaction Documents.

          2.9  Review of Merger Agreement: Reliance by the Parent.  Such
               --------------------------------------------------
Majority Shareholder has reviewed and understands the Merger Agreement. Such Majority Shareholder understands and acknowledges that the Parent and the Purchaser are to enter into the Transaction Documents in reliance upon such Majority Shareholder's execution and deliver of this Agreement.

    3.    Agreements and Covenants of the Company.  The Company hereby agrees
          ---------------------------------------
and covenants not to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares governed by this Agreement, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in such Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include such Shares as well as all such stock dividends and distributions and any shares into which, or for which, any or all of the Shares may be changed or exchanged, and appropriate adjustments shall be made to the terms and provisions of this Agreement.

     4.   Miscellaneous.
          -------------

          4.1  Further Assurances.  From time to time, at the other party's
               ------------------
request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

          4.2  Termination.  Except as otherwise provided herein, the
               -----------
covenants and agreements contained herein, with respect to the Shares governed by this Agreement, shall terminate upon the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

          4.3  Assignment.  Neither this Agreement nor any of the rights or
               ----------
obligations hereunder may be assigned by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

          4.4  Notices.  All notices, requests, demands and other communications
               -------
which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          If to the Company, addressed to:

               Meta-Software, Inc.
               1300 White Oaks Road
               Campbell, California 95008
               Attention:   President
               Facsimile No.: 408-371-5738
               Telephone No.: 408-369-5400

          With a copy to:

               Venture Law Group
               2800 Sand Hill Road
               Menlo Park, California 94025
               Attention: Joshua Pickus, Esq.
               Facsimile No.: 415-233-8386
               Telephone No.: 415-854-4488

          If to the Purchaser or the Parent, addressed to:

               Avant! Corporation
               1208 East Arques Avenue
               Sunnyvale, California 94086
               Attention: President
               Facsimile No.: 408-738-8508
               Telephone No.: 408-738-8881

          With a copy to:

               Gunderson Dettmer Stough
               Villeneuve Franklin & Hachigian, LLP
               600 Hansen Way, 2nd Floor
               Palo Alto, California 94304
               Attention: Steven M. Spurlock, Esq.
               Telephone No.: (415) 843-0314

          If to any Majority Shareholder, to the address of such Majority Shareholder set forth on the signature page hereto; or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

          4.5  Entire Agreement; Amendments; Extensions and Waivers.  This
               ----------------------------------------------------
Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, extension, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          4.6  Multiple Counterparts.  This Agreement may be executed in one
               ---------------------
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.7  Invalidity.  In the event that any one or more of the provisions
               ----------
contained in this Agreement, the other Transaction Documents or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

          4.8  Titles.  The titles, captions or headings of the Sections herein
               ------
are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          4.9  Cumulative Remedies.  All rights and remedies of either party
               -------------------
hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

          4.10 Governing Law; Jurisdiction.  It is the parties' intent that this
               ---------------------------
Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to principles of conflicts of law).

          4.11 Arbitration.  Notwithstanding anything herein to the contrary,
               -----------
in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in San Francisco, California, administered by AAA, in accordance with AAA's Commercial Arbitration Rules then in effect. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrators, as follows (i) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (ii) depositions of all party witnesses, (iii) other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The fees and expenses of such arbitration (including reasonable attorneys' fees) or any action to enforce an arbitration award shall be paid by the party that does not prevail in such arbitration.

          4.12 Enforcement.   To the extent any voting provision hereof is
               -----------
rendered unenforceable for any reason whatsoever, the parties hereto agree to execute the necessary agreements, including without limitation, a voting trust agreement or an irrevocable proxy coupled with an interest, to effect the intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first written above.

                              "COMPANY"

                              META-SOFTWARE, INC.
                              a California corporation

                              By:
                                 --------------------------
                                    Shawn M. Hailey
                                    Chief Executive Officer

                              "PURCHASER"

                              NATASHA MERGER CORPORATION
                              a California corporation

                              By:
                                 --------------------------
                                    Gerald C. Hsu
                                    President

                              "PARENT"

                              AVANT! CORPORATION
                              a Delaware corporation

                              By:
                                 --------------------------
                                    Gerald C. Hsu
                                    Chairman of the Board, Chief Executive
                                    Officer and President

                   [SIGNATURE PAGE TO SHAREHOLDER AGREEMENT]


                              "MAJORITY SHAREHOLDERS"

                              By:
                                 --------------------------
                    Address:
                              -----------------------------
                              -----------------------------

                              SHARES BENEFICIALLY OWNED


                              -----------------------------
                              -----------------------------


                              By:
                                 --------------------------
                    Address:
                              -----------------------------
                              -----------------------------

                              SHARES BENEFICIARY OWNED


                              -----------------------------
                              -----------------------------